Exhibit 10.1

License Agreement

The Term Sheet below and the terms and conditions contained in the attached Exhibit “A” shall collectively constitute the “License Agreement” between the parties.  To the extent that terms contained in the below Term Sheet conflict with any provisions in the attached Exhibit “A”, the terms contained in this Term Sheet shall control and supercede any such conflicting provisions.  For avoidance of doubt, this License Agreement hereby voids and supercedes the previous Term Sheet that was executed as of October 21, 2015.

Parties:	Universal Music Corp. (“Publisher”) VNUE Inc.(“Licensee”)
Service:	Shall mean the service owned, controlled and operated by Licensee specifically in accordance with the descriptions contained herein, and solely branded under the name VNUE (without the ability to “white-label” the Service to third parties) that enables End Users to purchase Longform Concert Products for personal and private use via the Company Site, the Company App, Authorized Retail Vendors or embeddable frame on a third party website. It being understood that VNUE will build, offer and support a content management system that will allow Publisher to track and monitor which Longform Concert Products embody approved Publisher Compositions and the corresponding sales data for each such product.
Business Model and Price points

Service will be available via a free-to-download application and or via embeddable app/widget on third party platforms. End Users can purchase individual Longform Concert Products, with a rough range of pricepoints as follows:

  Audio-only Longform Concert Products - ~$4.99 - $9.99
  Audio-visual Longform Concert Products - ~$9.99 - $24.99

It is expressly understood that some Longform Concert Products might be offered free to end user and subsidized by a third party corporate sponsor. Licensee will review those instances with Publisher on a case by cases basis. Any such sponsorship shall not directly or indirectly imply an endorsement from Publisher, Publisher Composition, songwriter or Publisher’s other clients.

In the event Licensee chooses to amend the anticipated retail pricepoints beyond a limited promotional term, Licensee shall communicate same to Publisher in writing. Should Licensee otherwise alter the business model (eg. Add subscription offering, discontinue sales audio-only products, etc.), Licensee must obtain approval from publisher in writing at least 15 days prior to commercial launch of new or altered business model.

Effective Date	September 8, 2015
Term	The term of this Agreement shall commence on the Effective Date and shall expire two (2) years therefrom.
Territory	United States, its territories and possessions
Grant of Rights	Subject to the terms and conditions of this Agreement and all Exhibits and Schedules, Publisher hereby grants to Licensee, on a non-exclusive, non-transferable, non-sublicenseable basis, during the Term and within the Territory, the right to do the following, solely as required to operate the Service: (i) create Longform Concert Products which embody Publisher Compositions, (ii) keep server copies of the Longform Concert Products on Licensee owned or controlled servers, (iii) create a database of Longform Concert Products which are accessible by End Users via the Company App, (iv) sell, vend and distribute Longform Concert Products via the Company App, and other Authorized Retail Vendors by means of downloading of each product in its entirety to End Users’ devices, and (v) exhibit promotional clips, not to exceed :30 per Publisher Composition embodied in Longform Concert Products, via the Company App, and other Authorized Retail Vendors by means of real-time streaming while End User maintains a live network connection.

Minimum Guarantee (“MG”)
  $50,000.00 for Period 1, which shall commence as of the Effective Date and extend until the end of the day one (1) year following the Effective Date. Payment of Period 1 amount is due within 10 days of execution.
  $50,000.00 for Period 2, which shall commence upon the expiry of Period 1 and extend until the end of the day one (1) year following the commencement of Period 1. Period 2 amount is due no later than commencement of Period 2.

All MG sums are non-refundable, non-returnable, and are recoupable solely against royalties generated in the applicable Period.

Royalty Rates

Licensee shall pay Publisher directly for any Publisher Compositions embodied in any and all Longform Concert Products distributed through the Service, as follows:

  Audio-only Longform Concert Products: Statutory mechanical rate.
  Audio-visual Longform Concert Products: Greater of (a) 25% of retail, subject to Publisher’s Pro-Rata Share, or (b) $0.12 per composition

Most Favored Nations (MFN)	All financial terms herein shall be no less favorable than any other licensor of copyrightable material used in the Service.
Accounting & Reporting Terms	Licensee or Authorized Service Provider shall account to Publisher on a quarterly basis. Each accounting statement is due no later than forty-five days after the end of a given calendar quarter.
Catalog Availability	Publisher’s full catalog excluding (a) works from Restricted Writers, (b) works in our production music catalog, and (c) works owned or administered by Capitol Christian Music Group.
Authorized Service Provider:	Slingshot, a division of The Harry Fox Agency
Sandboxing	All content must remain contained within the Service’s ecosystem. For avoidance of doubt, content cannot be accessible by third party software or exportable to third party hardware or servers. For avoidance of doubt this expressly excludes any whitelabeling or Application Programming Interface (API) rights.
Branding	In the event that Licensee, its parent or affiliates, change or add business units (i.e. d/b/a), a formal written notice must be sent to UMPG disclosing same.
Notices:

Universal Music Publishing Group:

Sr. VP and Head of Business and Legal Affairs/ Business Development

2100 Colorado Ave.

Santa Monica, CA 90404

Licensee:

VNUE, Inc.

104 West 29th Street

11th Floor

New York, NY 10001

matthew@vnue.com

UNIVERSAL MUSIC CORP.	VNUE, INC.
By: /s/ Name: David Kokakis Title: Senior VP Head of Legal and Business Affairs/Business Development Date Fully Executed: November 2, 2015	By: /s/ Name: Matthew Carona Title: CEO